Exhibit 99.1

Sohu.com Announces Management Changes

BEIJING, CHINA, June 8, 2016 – Sohu.com Inc. (NASDAQ: SOHU), China’s leading online media, video, search and gaming business group (“Sohu” or the “Company”), today announced that its President and Chief Financial Officer Ms. Carol Yu will retire effective July 31, 2016. The Company will retain Ms. Yu as a consultant for a transition period from August through the end of 2016. The Company has appointed Ms. Joanna Lv to assume the position of acting Chief Financial Officer effective upon Ms. Yu’s retirement.

“I would like to thank Carol for her dedicated services and extraordinary contributions to the Sohu Group in the past 12 years. She has helped grow Sohu’s portfolio of businesses, including Changyou and Sogou. Carol achieved many accomplishments, such as Changyou’s IPO and bringing in Tencent as Sogou’s strategic investor, that are highly regarded by the industry. We respect her decision and sincerely wish her a happy retiring life,” said Dr. Charles Zhang, Chairman and CEO of Sohu.com Inc.

“Sohu is one of the pioneers in Chinese internet, and it kept the commitment to social responsibility. My gratitude towards Charles and Sohu is beyond words. I feel so privileged to be able to work at Sohu. The past 12 years represent the most fulfilling and accomplished part of my work life. To many Sohu colleagues I am a coach and mentor, and I couldn’t be prouder of the achievements by Sohu, Changyou and Sogou. I have the greatest confidence that the teams will bring the respective businesses to new heights. The finance team led by Joanna will continue to do an outstanding job and I am committed to a smooth transition,” said Ms. Yu.

Ms. Joanna Lv joined Sohu in August 2000. She is currently the Senior Finance Director, in charge of day-to-day finance operations, including financial reporting, budget planning and treasury. Joanna brings extensive experience in financial management and has been involved in multiple strategic financial projects for Sohu. Ms. Lv received her bachelor’s degree in economics from the Capital University of Economics and Business in Beijing and an EMBA degree from Tsinghua University.

About Sohu.com

Sohu.com Inc. (NASDAQ: SOHU) is China’s premier online brand and indispensable to the daily life of millions of Chinese, providing a network of Web properties and community based/Web 2.0 products which offer the vast Sohu user community a broad array of choices regarding information, entertainment and communication. Sohu has built one of the most comprehensive matrices of Chinese language web properties and proprietary search engines, consisting of the mass portal and leading online media destination www.sohu.com; the interactive search engine www.sogou.com; the developer and operator of online games www.changyou.com/en/ and the leading online video Website tv.sohu.com.

Sohu corporate services consist of online brand advertising on its matrix of websites as well as bid listing and home page on its in-house developed search directory and engine. Sohu also provides multiple news and information service on mobile platforms, including SohuNews App and mobile news portalm.sohu.com. Sohu’s online game subsidiary, Changyou.com (NASDAQ: CYOU) has a diverse portfolio of popular online games, such as Tian Long Ba Bu (“TLBB”), one of the most popular PC games in China, as well as a number of mobile games. Changyou also owns and operates the 17173.com Website, a leading game information portal in China.Sohu.com, established by Dr. Charles Zhang, one of China’s internet pioneers, is in its twentieth year of operation.

Safe Harbor Statement

This announcement contains forward-looking statements. Statements that are not historical facts, including statements about Sohu’s beliefs and expectations, are forward-looking statements. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Potential risks and uncertainties include, but are not limited to, instability in global financial and credit markets and its potential impact on the Chinese economy; exchange rate fluctuations, including their potential impact on the Chinese economy and on Sohu’s reported US dollar results; recent slow-downs in the growth of the Chinese economy; the uncertain regulatory landscape in the People’s Republic of China; fluctuations in Sohu’s quarterly operating results; Sohu’s current and projected future lossesdue to increased spending by Sohu for video content; the possibilities that Sohu will be unable to recoup its investment in video content and that Changyou will be unable to develop a series of successful games for mobile platforms or successfully monetize mobile games it develops or acquires; and Sohu’s reliance on online advertising sales, online games and mobile services for its revenues. Further information regarding these and other risks is included in Sohu’s annual report on Form 10-K for the year ended December 31, 2015, and other filings with the Securities and Exchange Commission.

For investor and media inquiries, please contact:

In China:

Mr. Eric Yuan
Sohu.com Inc.
Tel:	+86 (10) 6272-6593
E-mail:	ir@contact.sohu.com

In the United States:

Ms. Linda Bergkamp
Christensen
Tel:	+1 (480) 614-3004
E-mail:	lbergkamp@christensenir.com